UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2012

HUDSON VALLEY HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

New York	001-34453	13-3148745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Scarsdale Road, Yonkers, New York		10707
(Address of Principal Executive Offices)		(Zip Code)

(914) 961-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

As Hudson Valley Holding Corp. (the “Company”) indicated in its February 1, 2012 press release, the Comptroller of the Currency (the “OCC”) entered into a formal written agreement (the “Formal Agreement”) with Hudson Valley Bank N.A., the Company’s subsidiary bank (“Hudson Valley”), on April 24, 2012.

The Formal Agreement addresses previously disclosed regulatory matters based on findings of the OCC during their routine examination of the Bank. Since completion of the most recent examination, the Board of Directors and management of the Bank have worked to address the findings of the examination and have implemented strategies or are developing action plans to comply with all requirements of the Formal Agreement.

The Formal Agreement requires the Bank to take certain actions, including the commitment to adopt best practices modeled on those of the nation’s larger financial institutions, to enhance Hudson Valley’s procedures, systems, policies, programs, plans, training and resources. Hudson Valley expects to submit to the OCC a capital plan, containing the bank’s near term and long term dividend policy.

Management and the Board of Directors are committed to taking all necessary actions to promptly address the requirements of the Formal Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Formal Agreement is qualified in its entirety by reference to the text of the Formal Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement by and between the Office of the Comptroller of the Currency and Hudson Valley Bank N.A., dated April 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2012	HUDSON VALLEY HOLDING CORP.

	By:	/S/ STEPHEN R. BROWN
Stephen R. Brown
Senior Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Agreement by and between the Office of the Comptroller of the Currency and Hudson Valley Bank N.A., dated April 24, 2012